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Exhibit 21.1

Subsidiaries of Registrant

Entity	Jurisdiction of Organization
A123 Securities Corporation	Massachusetts
A123 Systems (China) Co., Ltd.	China
A123 Systems (China) Materials Co., Ltd.	China
A123 Systems GmbH	Germany
A123 Systems (Zhenjiang) Co., Ltd.	China
Enerland Co., Ltd.	Korea
Changchun Farad Electric Co., Ltd.	China
Changchun Guoji Electronic Technology Co., Ltd.*	China

*
45% owned by the Registrant.

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  Exhibit 21.1